EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Acurx Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(2)
Fees to Be Paid	Equity	Common Stock, $0.001 par value		(2)	(3)	(3)	$0.0000927	—
	Equity	Preferred Stock, $0.001 par value		(2)	(3)	(3)	$0.0000927	—
	Debt	Debt Securities		(2)	(3)	(3)	$0.0000927	—
	Other	Warrants		(2)	(3)	(3)	$0.0000927	—
	Other	Rights		(2)	(3)	(3)	$0.0000927	—
	Other	Units		(2)	(3)	(3)	$0.0000927	—
	Unallocated (Universal) Shelf		457(o)	(2)	(3)	$50,000,000	$0.0000927	$4,635.00
Fees Previously Paid
	Total Offering Amounts							$50,000,000
	Total Fees Previously Paid							—
	Total Fee Offsets							—
		Net Fee Due						$4,635.00

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

(2)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase common stock, preferred stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $50,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

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